Exhibit 21.1

Subsidiaries of Registrant

Name:                Digirad Imaging Solutions, Inc.
State of Incorporation:    Delaware

Name:                MD Office Solutions, Inc.
State of Incorporation:    California

Name:                Telerhythmics, LLC
State of Incorporation:    Tennessee